Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE
Contact:

Kevin P. McCarty
Director of Investor Relations
Intermec, Inc.
425-265-2472
kevin.mccarty@intermec.com

INTERMEC REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

▪	Q4 Revenues of $221 Million; Diluted EPS of $0.15
▪	FY 2008 Revenues of $891 Million; Diluted EPS of $0.58
▪	Q4 Net Cash from Operating Activities of $29 Million

EVERETT, Wash. – February 5, 2009 – Intermec, Inc. (NYSE: IN) today announced financial results for its fourth quarter, which ended December 31, 2008.

Fourth quarter 2008 revenues were $221 million and net earnings were $9.1 million, or $0.15 per diluted share, compared to 2007 fourth quarter revenues of $253 million and net earnings of $16.4 million, or $0.27 per diluted share. Fourth quarter 2008 results included restructuring charges of $2.4 million or $0.03 per diluted share and $0.8 million in transition costs associated with the previously announced final assembly and service depot relocation initiative.

“Our fourth quarter completed a strong year for Intermec, delivering record revenue, strong earnings and cash flow. Going forward, we are focused on our customer's priorities of improving the productivity of the mobile worker and the performance of their global supply chains,” said Patrick J. Byrne, Intermec’s president and CEO. “We have made progress towards our target business model and will continue to make adjustments in line with expected revenue.”

Fiscal year 2008 revenues were $891 million and net earnings from continuing operations were $35.5 million, or $0.58 per diluted share, compared to 2007 revenues of $849 million and net earnings from continuing operations of $24.3 million, or $0.40 per diluted share.

Fiscal year 2008 results included restructuring charges of $5.7 million or $0.06 per diluted share, $2.0 million in transition costs associated with the previously announced final assembly and service depot relocation initiative and a $1.1 million flood related charge. Fiscal year 2007 results included senior management transition costs and severance charges affecting SG&A expense of $4.9 million.

Fourth Quarter 2008 Operating Performance

▪
Geographically, North American revenues increased 11 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) decreased 31 percent over the prior year period with $9 million, or 11 percentage points of the decline due to currency translation. Latin American revenues decreased 50% primarily due to significant enterprise deals in the prior year quarter. Asia Pacific (APAC) revenues decreased 21%.

▪
From a product line perspective, Systems and Solutions revenue decreased 11 percent and Printer & Media revenue decreased 22 percent both over the comparable prior-year period. Service revenue decreased 8 percent compared to the prior-year period.

▪
Gross profit margins decreased 150 basis points to 39.2 percent, over the comparable prior-year period and product gross margins decreased 200 basis points to 38.5 percent as compared with the fourth quarter of 2007.

▪
During the quarter, the company recorded favorable tax adjustments of approximately $4 million as a result of the company’s new manufacturing structure and future foreign income expectations. This adjustment more than offset our normalized tax provision which resulted in a tax benefit of $0.9 million for the quarter. Our full year tax rate was reduced to 28% as compared with expense of 37.9% percent in the prior-year.

▪
The company’s cash and cash equivalents at the end of the fourth quarter totaled $221 million. Net cash provided by operating activities was $29 million for the fourth quarter and $67 million for the full fiscal year 2008. During the year the company paid off $100 million of debentures and ended the year with no debt.

Outlook - First Quarter 2009

Intermec announced its financial forecast for the first quarter of 2009, which reflects a worldwide economic slowdown and weaker foreign currencies.

▪	Revenues are expected to be within a range of $150 million to $170 million.

▪	Earnings (loss) per share are expected to be within a range of ($0.15) to ($0.25) per diluted share, including the expected impact of restructuring announced in January 2009.

▪	The restructuring costs are expected to be $9.8 million to $10.8 million, or $0.10 to $0.11 per diluted share.

Conference Call Information

Intermec will hold its conference call on February 5, 2009 at 5 p.m. ET (2 p.m. PT).  The dial-in numbers for participants are 1 (210) 234-0002 (US and International) 1 (800) 621-8495 (Toll free); Passcode: (“Intermec”). The call will be broadcast on the Internet via a link from the investor’s Web page at www.intermec.com/InvestorRelations
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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)
Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding: our cost reduction plans; our view of general economic and market conditions; and our revenue, expense, earnings or financial outlook for the first quarter of 2009 or any current or future period.  They also include statements about our ability to develop, produce, market or sell our products, either directly or through third parties, reduce expenses, improve efficiency, realign resources, continue operational improvement and year-over-year growth, and about the applicability of accounting policies used in our financial reporting. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.

INTERMEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	31, 2008	31, 2007	31, 2008	31, 2007

Revenues
Product	$182,670	$211,381	$738,426	$692,050
Service	38,790	41,993	152,457	157,170
Total revenues	221,460	253,374	890,883	849,220
Costs and expenses
Cost of product revenues	112,374	125,712	448,216	432,166
Cost of service revenues	22,239	24,576	87,881	90,188
Research and development	15,867	16,633	64,532	65,610
Selling, general and administrative	61,282	60,949	236,698	223,838
Flood related charge	-	-	1,122	-
Restructuring charges	2,411	-	5,748	-
Total costs and expenses	214,173	227,870	844,197	811,802

Operating profit from continuing operations	7,287	25,504	46,686	37,418
Interest income	1,067	2,776	4,787	10,706
Interest expense	(230)	(2,099)	(2,520)	(8,946)
Earnings from continuing operations before taxes	8,124	26,181	48,953	39,178
Provision for income taxes	(932)	9,736	13,491	14,843
Earnings from continuing operations	9,056	16,445	35,462	24,335
Loss from discontinued operations, net of tax	-	-	-	(1,283)
Net earnings	$9,056	$16,445	$35,462	$23,052

Basic earnings per share
Continuing operations	$0.15	$0.27	$0.58	$0.40
Loss from discontinued operations	-	-	-	(0.02)
Net earnings per share	$0.15	$0.27	$0.58	$0.38

Diluted earnings per share
Continuing operations	$0.15	$0.27	$0.58	$0.40
Loss from discontinued operations	-	-	-	(0.02)
Net earnings per share	$0.15	$0.27	$0.58	$0.38

Shares used in computing earnings (loss) per share
Basic	61,374	60,663	61,183	60,359
Diluted	61,652	61,309	61,658	61,163

INTERMEC, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	December	December
	31, 2008	31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$221,335	$237,247
Short-term investments	156	28,230
Accounts receivable, net of allowance for doubtful accounts
and sales returns of $10,790 and $12,854	131,979	191,487
Inventories	116,949	113,145
Net current deferred tax assets	53,561	61,532
Other current assets	14,406	14,690
Total current assets	538,386	646,331

Property, plant and equipment, net	41,348	47,732
Intangibles, net	3,521	4,138
Net deferred tax assets	170,887	150,154
Other assets	29,503	52,280
Total assets	$783,645	$900,635

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Accounts payable and accrued expenses	$106,522	$141,667
Payroll and related expenses	24,799	32,170
Deferred revenue	38,712	49,020
Current portion of long-term debt	-	100,000
Total current liabilities	170,033	322,857

Long-term deferred revenue	25,980	20,109
Other long-term liabilities	105,876	73,558

Shareholders' investment:
Common stock, 250,000 shares authorized, 61,766 and 61,192 shares issued and outstanding	618	612
Additional paid-in-capital	694,296	679,241
Accumulated deficit	(162,402)	(196,795)
Accumulated other comprehensive loss	(50,756)	1,053
Total shareholders' investment	481,756	484,111
Total liabilities and shareholders' investment	$783,645	$900,635

INTERMEC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands of dollars)

	Twelve Months Ended
	December 31	December 31
	2008	2007

Cash and cash equivalents at beginning of year	$237,247	$155,027

Cash flows from operating activities of continuing operations:
Net earnings from operations	35,462	24,335
Adjustments to reconcile net earnings to net cash provided by operating activities of continuing operations:
Depreciation and amortization	16,493	13,314
Deferred taxes	9,190	7,643
Excess tax benefits from stock-based payment arrangements	(937)	(2,050)
Changes in working capital and other operating activities	6,880	13,383
Net cash provided by operating activities of continuing operations	67,088	56,625

Cash flows from investing activities of continuing operations:
Capital expenditures	(13,766)	(15,779)
Purchases of investments	(760)	-
Proceeds on sale of property, plant and equipment	5,497	-
Sale of investments	28,515	2,002
Notes receivable	-	-
Other investing activities	363	(3,651)
Net cash provided (used) by investing activities of continuing operations	19,849	(17,428)

Cash flows from financing activities of continuing operations:
Repayment of debt	(100,000)	-
Excess tax benefits from stock-based payment arrangements	937	2,050
Stock options exercised	4,362	8,434
Other financing activities	2,735	2,269
Net cash (used in) provided by financing activities of continuing operations	(91,966)	12,753

Net cash provided by operating activities of discontinued operations	-	-
Net cash provided by investing activities of discontinued operations	-	20,178
Effect of exchange rate changes on cash and cash equivalents	(10,883)	10,092

Resulting (decrease) increase in cash and cash equivalents	(15,912)	82,220

Cash and cash equivalents at end of period	$221,335	$237,247